Exhibit 99.1
Cardinal Health Names Aaron Alt Chief Financial Officer

DUBLIN, OHIO – December 19, 2022 — Cardinal Health (NYSE: CAH) and its board of directors announced today that Aaron Alt will become the company’s new chief financial officer (CFO). Alt will succeed interim CFO, Trish English and will report to CEO, Jason Hollar, as a member of the company's Executive Committee effective Feb. 10.
In his capacity as CFO, Alt will lead financial activities across the enterprise, including Financial Strategy, Capital Deployment, Treasury, Tax, Investor Relations, Accounting, and Reporting. Additionally, he will lead the Corporate Development team.
“We’re pleased to welcome Aaron as the new CFO of Cardinal Health,” said Jason Hollar, CEO of Cardinal Health. “He’s an exceptional talent with a breadth of experience across complex organizations that will position him well for this critical companywide role. I’d also like to thank Trish for her contributions as interim CFO and her commitment to help with this transition.”
Alt most recently served as EVP and CFO for Sysco Corporation, the leading global foodservice distribution company. In this role, he drove significant improvements to the balance sheet and underlying profitability of Sysco.
Prior to Sysco, Alt was SVP and CFO for Sally Beauty Holdings, an international specialty retailer and wholesale distributor of professional beauty supplies. He has also held senior executive roles in Finance, Operations and Grocery Transformation at Target Corporation. Prior to joining Target, he held senior-level Finance and Operations positions with Sara Lee Corporation.
Aaron holds an M.B.A. from the J.L. Kellogg School of Management at Northwestern University, a J.D. from Harvard Law School and a B.A. in History and Political Science from Northwestern University.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With more than 50 years in business, operations in more than 30 countries and approximately 46,500 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and (614) 757-8231
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and (614) 757-7942

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